Exhibit 99.1

11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, EVP, (504) 587-7374

Superior Energy Services, Inc. Reports First Quarter 2012 Results

Drilling Products and Services and Strong Post-Merger Performance from Complete Drive

Non-GAAP Adjusted Earnings from Continuing Operations of $0.71 Per Diluted Share

Houston – April 26, 2012 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income from continuing operations of $70.2 million, or $0.55 per diluted share, and net income of $53.9 million, or $0.42 per diluted share, on revenue of $966.8 million for the first quarter of 2012.

The Company completed its acquisition of Complete Production Services, Inc. on February 7, 2012. Financial results for the first quarter of 2012 include results from the legacy Complete business starting on February 8, 2012. The first quarter 2012 results also include a pre-tax charge for acquisition-related expenses of $29.0 million and unrealized pre-tax losses of $3.1 million from hedging contracts at the Company’s equity-method investment. Exclusive of these expenses, non-GAAP adjusted earnings from continuing operations was $90.4 million, or $0.71 per diluted share.

Discontinued operations reflect the operating results and the losses associated with the sale of the 18 liftboats and related assets comprising the marine segment and the sale of a derrick barge during the first quarter of 2012.

These results are compared with net income from continuing operations of $9.9 million, or $0.12 per diluted share, and net income of $15.5 million, or $0.19 per diluted share, on revenue of $385.0 million for the first quarter of 2011.

David Dunlap, CEO of Superior, commented, “The operating results surpassed our prior expectations as sequential growth in the Drilling Products and Services Segment and the contributions from the legacy Complete Production Services were greater than anticipated. We are extremely pleased that the post-merger operations have gotten off to an excellent start.

“The resurgence in drilling activity led to a 15% sequential increase in Gulf of Mexico revenue for our Drilling Products and Services Segment. In the Subsea Well Enhancement Segment, Gulf of Mexico revenue was slightly lower as compared to the fourth quarter of 2011 due to seasonal factors. However, the decline was less than anticipated as demand for intervention and end-of-life services was better than expected. We should continue to benefit from our broad exposure to operations across the lifecycle of the well in the Gulf of Mexico, especially during the second and third quarters when the traditional work season for intervention and end-of-life projects is in full swing.

“The industry’s continued emphasis on horizontal drilling – which oftentimes requires premium drill pipe and extensive use of other downhole tools – led to a 15% sequential increase in U.S. land revenue for our Drilling Products and Services Segment. Companywide, revenue from legacy Superior products and services operating in the U.S. land market areas increased 7% sequentially as compared with a 1% decline in the U.S. land drilling rig count, which supports our belief that operational execution and efficient deployment of capital are more important drivers for us than small changes in the drilling rig count.

“Income from continuing operations as a percentage of revenue (operating margin) – excluding transaction-related expenses – was essentially unchanged from the fourth quarter of 2011. The operating margin in the Drilling Products and Services Segment increased, which offset a lower operating margin in the Subsea and Well Enhancement Segment. This segment’s margin was lower primarily due to a small decline in margin for legacy Superior products and services.”

Geographic Breakdown

For the first quarter of 2012, U.S. land revenue was approximately $642.8 million (inclusive of approximately $375.7 million in revenue from the legacy Complete Production Services), international revenue was approximately $171.1 million (inclusive of approximately $21.7 million from the legacy Complete Production Services), and Gulf of Mexico revenue was approximately $153.0 million.

Subsea and Well Enhancement Segment

First quarter revenues in the Subsea and Well Enhancement Segment were $777.5 million, which includes results from the legacy Complete from February 8, 2012. Complete contributed $397.4 million of revenue and $83.7 million of income from continuing operations.

The products and services that comprise Superior’s legacy Subsea and Well Enhancement Segment contributed revenue of $380.1 million, compared with $256.7 million in the first quarter of 2011 and $392.2 million in the fourth quarter of 2011, which represents a 48% year-over-year increase and a 3% sequential decrease. Sequentially, U.S. land revenue for these products and services increased 3% due to increased demand for coiled tubing and pressure control tools and services. Gulf of Mexico revenue decreased 6% sequentially due to typical seasonal factors, which resulted in reduced activity levels for intervention and end-of-life services. International revenue decreased 10% due primarily to a seasonal reduction in activity for subsea construction services in southeast Asia.

Drilling Products and Services Segment

First quarter revenue for the Drilling Products and Services Segment was $189.4 million, as compared with $128.3 million in the first quarter of 2011 – a 48% year-over-year improvement – and $170.2 million in the fourth quarter of 2011, or 11% higher sequentially.

U.S. land revenue increased 15% sequentially primarily due to increased rentals of premium drill pipe. Demand for accommodations and ancillary equipment also increased. Gulf of Mexico revenue increased 15% sequentially due to increased rentals of bottom hole assemblies, premium drill pipe and other surface tools. International revenue was essentially unchanged as compared with the fourth quarter of 2011.

2012 Earnings Guidance Update

The Company has raised the lower end of its 2012 non-GAAP adjusted earnings from continuing operations guidance. The new range is $3.30 and $3.60 per diluted share, compared with $3.20 and $3.60 previously.

Mr. Dunlap commented, “The change in earnings guidance reflects the stronger-than-anticipated first quarter results. We are essentially leaving unchanged our expectations for the remaining nine months of 2012.

“Exposure in multiple geographic market areas, product and service diversification and business mix balance provide us a degree of confidence in our guidance range. We have solid committed contracting coverage in pressure pumping through the remainder of the year and we anticipate demand for fluid management, well servicing, intervention services and downhole drilling products will remain strong driven by high service intensity in certain U.S. land basins. We expect to benefit from the ongoing recovery in deep water Gulf of Mexico activity and seasonal improvements in shallow water Gulf of Mexico demand.”

Conference Call Information

The Company will host a conference call at 10 a.m. Central Time on Friday, April 27, 2012. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9645. For those who cannot listen to the live call, a telephonic replay will be available through Friday, May 4, 2012 and may be accessed by calling 303-590-3030 and using the pass code 4530425. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three Months Ended March 31, 2012 and 2011

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011 *
Revenues	$966,837	$384,997

Cost of services (exclusive of items shown separately below)	546,767	217,022
Depreciation, depletion, amortization and accretion	102,596	55,824
General and administrative expenses	176,021	84,615

Income from continuing operations	141,453	27,536

Other income (expense):
Interest expense, net	(29,806)	(12,152)
Earnings (losses) from equity-method investments, net	(287)	27

Income from continuing operations before income taxes	111,360	15,411

Income taxes	41,203	5,534

Net income from continuing operations	70,157	9,877

Income (loss) from discontinued operations, net of income tax	(16,237)	5,626

Net income	$53,920	$15,503

Basic earnings per share:
Net income from continuing operations	$0.56	$0.13
Income (loss) from discontinued operations	(0.13)	0.07

Net income	$0.43	$0.20

Diluted earnings per share:
Net income from continuing operations	$0.55	$0.12
Income (loss) from discontinued operations	(0.13)	0.07

Net income	$0.42	$0.19

Weighted average common shares used in computing earnings per share:
Basic	125,542	79,021

Diluted	127,344	80,759

*	As adjusted for discontinued operations

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2012 AND DECEMBER 31, 2011

(in thousands)

	3/31/2012	12/31/2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$135,758	$80,274
Accounts receivable, net	1,035,985	540,602
Prepaid expenses	72,792	34,037
Inventory and other current assets	278,229	228,309

Total current assets	1,522,764	883,222

Property, plant and equipment, net	2,766,310	1,507,368
Goodwill	2,504,670	581,379
Notes receivable	74,750	73,568
Equity-method investments	69,552	72,472
Intangible and other long-term assets, net	530,312	930,136

Total assets	$7,468,358	$4,048,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$312,985	$178,645
Accrued expenses	284,761	197,574
Income taxes payable	26,834	717
Deferred income taxes	16,721	831
Current portion of decommissioning liabilities	15,678	14,956
Current maturities of long-term debt	20,000	810

Total current liabilities	676,979	393,533

Deferred income taxes	684,894	297,458
Decommissioning liabilities	110,151	108,220
Long-term debt, net	1,978,508	1,685,087
Other long-term liabilities	104,943	110,248
Total stockholders’ equity	3,912,883	1,453,599

Total liabilities and stockholders' equity	$7,468,358	$4,048,145

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED MARCH 31, 2012, DECEMBER 31, 2011(1) AND MARCH 31, 2011(1)

(Unaudited)

(in thousands)

	Three months ended,
	March 31, 2012	December 31, 2011	March 31, 2011
Revenue
Subsea and Well Enhancement	$777,480	$392,192	$256,727
Drilling Products and Services	189,357	170,208	128,270

Total Revenues	$966,837	$562,400	$384,997

	March 31, 2012	December 31, 2011	March 31, 2011
Gross Profit (2)
Subsea and Well Enhancement	$293,279	$157,381	$86,402
Drilling Products and Services	126,791	111,423	81,573

Total Gross Profit	$420,070	$268,804	$167,975

	March 31, 2012 (3)	December 31, 2011 (4)	March 31, 2011
Income from Continuing Operations
Subsea and Well Enhancement	$84,224	$53,321	$6,158
Drilling Products and Services	57,229	43,843	21,378

Total Income from Continuing Operations	$141,453	$97,164	$27,536

(1)	Adjusted for discontinued operations.
(2)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(3)	Includes $29.0 million of transaction-related expenses recorded in general and administrative expenses of the Subsea and Well Enhancement Segment.
(4)	Includes $4.1 million of transaction-related expenses recorded in general and administrative expenses of the Subsea and Well Enhancement Segment.

NON-GAAP RECONCILIATION

We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because certain items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.

A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of Net Income from Continuing Operations

to Non-GAAP Adjusted Net Income from Continuing Operations and Earnings per Share

For the three months ended March 31, 2012

(in thousands)

Three months
ended
March 31, 2012
Net income from continuing operations as reported	$70,157
Pre-tax adjustments:
Costs related to acquisitions, primarily Complete Production Services	29,047
Equity-method investments' hedging adjustments	3,139

Total pre-tax adjustments	32,186
Income tax effect of adjustments	(11,909)

Non-GAAP adjusted net income from continuing operations	$90,434

Non-GAAP adjusted diluted earnings per share	$0.71

Weighted average common shares used in computing diluted earnings per share	127,344